Exhibit 11



                                Reed Smith LLP

                               435 Sixth Avenue

                          Pittsburgh, PA 15219-1886



                              September 15, 2005



The Trustees of

Money Market Obligations Trust
5800 Corporate Drive
Pittsburgh, PA  15237-7000

      Re:  Legality of Shares Opinion

Ladies and Gentlemen:

      Government Obligations Tax-Managed Fund ("Acquiring Fund"), a portfolio of Money Market Obligations Trust (the "Trust"), proposes to acquire the assets of Trust for Government Cash Reserves ("Acquired Fund"), a portfolio of the Trust, in exchange for Institutional Shares of the Acquiring Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated August 22, 2005 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration Statement").

      As counsel we have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration Statement. Specifically, we have examined and are familiar with the Declaration of Trust and Bylaws of the Trust, and such other documents and records as we deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that:

      1. The Trust is duly organized and validly existing pursuant to its Declaration of Trust.

      2. The Shares, when issued pursuant to the Agreement, will be legally and validly issued in accordance with the Declaration of Trust. Such Shares, when so issued, will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.



                                          Yours truly,

                                          /s/ Reed Smith LLP

                                          Reed Smith LLP